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                                                                   EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT


          AGREEMENT, dated as of April 1, 1998, between ZD COMDEX and Forums Inc., a Delaware corporation (the "Company"), and Jason E. Chudnofsky ("Executive").

          WHEREAS, Executive has served as the chief executive officer of the Company and its predecessor companies for a number of years.

          WHEREAS, Executive and the Company desire that the Executive continue to provide services to the Company.

          WHEREAS, Executive has been awarded (i) a one-time bonus of $300,000 in recognition of Executive's contribution to the Company's 1997 results of operations and (ii), in connection with the reorganization of the Company as a subsidiary of ZD Inc., a Delaware corporation ("Ziff-Davis"), one-time stock options to purchase 200,000 shares of Ziff-Davis common stock as part of the Ziff-Davis executive bonus pool (the "Pool Option") and 100,000 shares of Ziff-Davis common stock as a special option (the "Special Option"), both granted under the Ziff-Davis 1998 Incentive Compensation Plan.

          THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.   Employment
     ----------

          The Company hereby agrees to employ Executive as President and Chief Executive Officer of the Company, and Executive hereby agrees to devote his full time and use his best efforts to serve the Company in such capacity, on the terms and conditions set forth herein; it being understood that Executive shall continue to participate in trade show industry organizations or similar activities involving a reasonable amount of Company time and expense. Executive will report directly to the Chairman of Ziff-Davis.

2.   Term
     ----

          Unless sooner terminated as contemplated herein, the initial term of employment of Executive of the Company under the terms of this Agreement will commence on the date
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hereof and end on March 31, 2001 (the "Initial Term"). Such employment shall continue thereafter until terminated by either party upon not less than three months notice or as provided below.

3.   Place of Performance
     --------------------

          Executive's employment shall be based at the principal executive offices of the Company, which shall be located at 300 First Avenue, Needham, Massachusetts 02194, or elsewhere in the greater metropolitan area of Boston, Massachusetts.

4.   Compensation and Related Matters
     --------------------------------

          (a) Salary.  During the term of Executive's employment, the Company
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shall pay to Executive an annual base salary at a rate not less than $800,000
(subject to periodic review for increases), with such salary to be paid pursuant to the Company's normal payroll practices.

          (b) Incentive Bonus.  During the term of Executive's employment, the
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Company shall pay to Executive, on or before March 31 (or such earlier date as bonuses may be paid to any other senior Ziff-Davis executive) in each year 1999 through 2001, an incentive bonus of $300,000 if 100% of EBITDA targets and non-EBITDA related performance goals are achieved, as follows:

          (i) A base bonus shall be paid if and to the extent the EBITDA of the Company for the preceding calendar year exceeds 90% of the EBITDA target pre-established for such year by the Company's Board of Directors in consultation with Executive. The amount of such bonus shall increase linearly at a rate of $24,000 for each 1% (calculated to the nearest one thousandth) of EBITDA above 90% of target, reaching $240,000 at 100% of target and continuing thereafter to increase at the rate of $24,000 for each 1% of EBITDA, with no maximum limit if EBITDA achieved exceeds target; provided such bonus payable in 1999 shall be at least $200,000 regardless of the EBITDA achieved for 1998. Budgeted EBITDA targets will, from time to time, be adjusted as necessary to take account of the removal or addition of operations previously included or not included, respectively, as contributing to the achievement of a budgeted target, as well as for any

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     special expenditures not included in the budget, all by agreement between the Executive and the Chairman of Ziff-Davis.

          (ii) A supplemental bonus shall be paid each year upon the achievement of pre-established performance goals not related to EBITDA, determined by the Chairman of Ziff-Davis in consultation with Executive. The amount of such supplemental bonus shall be $60,000 (in the event that such performance goals are fully achieved) and shall be subject to increase or decrease, by agreement between the Executive and the Chairman of Ziff-Davis, in the event that such performance goals are exceeded or not fully achieved, respectively.

          (c) Benefits and Perquisites.  During the term of his employment,
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Executive shall participate in and be provided with employee benefit plans and programs and perquisites in the aggregate at least equivalent in value to those provided to Executive and any other senior Ziff-Davis executive. In addition, during such term the Company shall maintain term life insurance for Executive in the amount of $1,000,000 and disability insurance of $200,000. Upon termination of his employment as CEO, Executive shall be entitled to receive continued employee health and other benefits during the period Executive continues to receive his base salary under Section 5(d).

5.   Termination
     -----------

          The Company may terminate Executive's employment at or after the end of the Initial Term as provided in Section 2, or otherwise at any time for death, Disability or Cause, or without Cause, and Executive may terminate such employment at or after the end of the Initial Term as provided in Section 2 or otherwise at any time for Good Reason (all as defined below). Any termination of such employment shall be subject to the following conditions:

          (a) Regardless of the reason for such termination, the Company shall pay Executive his base salary through the Date of Termination (as defined below) and any amounts owed to Executive pursuant to the terms and conditions of the employee benefit plans and programs of the Company at the time such payments are due.

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          (b)  If such employment is terminated as a result of Executive's
Disability or death, the Company shall pay, following the determination of such award, the prorated portion of any annual incentive bonus Executive would have received for the year of such termination to Executive or his legal representatives or to Executive's estate or as may be directed by the legal representatives of such estate, as the case may be.

          (c) If Executive's employment is terminated by the Company for Cause or prior to the end of the Initial Term by Executive voluntarily for other than Good Reason, the Company shall have no additional obligations to Executive under this Agreement.

          (d) If the Company terminates Executive's employment other than for Disability or Cause, or Executive terminates such employment for Good Reason, then during the period commencing on the Executive's termination of employment and ending on the later of (i) the second anniversary of such termination, and
(ii) March 31, 2001, the Company shall pay Executive (i) his base salary at the level in effect as of the Date of Termination (at the time such payments would normally be made) plus (ii) at the end of each year of such period (or on such earlier date as bonuses may be paid to any other senior Ziff-Davis executive) an amount equal to Executive's average annual incentive bonus for the year in which termination occurs and the immediately preceding two years provided the amount of any such payment under clause (ii) for each year following the Initial Term shall be reduced by the amount of any other compensation received by Executive from any third party during such year. Nothing herein shall prevent Executive's full-time employment by another company during such period, subject to his compliance with his covenants under Section 6 below.

          (e) For purposes of this Agreement, the following terms shall have the meanings specified:

          (i) "Disability" shall mean Executive's absence from his full-time duties hereunder by reason of physical or mental illness for a period of six consecutive months.

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          (ii)  Termination for "Cause" shall mean termination of Executive's employment by the Company following Executive's:

               (A)  gross misconduct that is injurious to the Company; or

               (B)  conviction of, or a plea of nolo contendere to, a felony by
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          any criminal tribunal; or

               (C) willful and continuing failure to substantially perform his reasonable duties (other than as a result of physical or mental illness) that is not corrected within 30 days following a written demand by the Company that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties; or

               (D) willful misconduct that results in gain or personal enrichment of Executive to the detriment of the Company, whether monetarily or otherwise;

          (iii) Termination for "Good Reason" shall mean termination by Executive following a material breach of this Agreement by the Company (without Executive's written consent) that is not corrected within 30 days of Executive notifying the Company in writing of such breach.

          (iv) "Date of Termination" shall mean the date of Executive's death or the date otherwise set forth on a notice of termination provided by one party hereof to the other (which in the event of any termination other than a termination requiring six months notice, shall be no later than 30 days following such notice of termination).

6.  Confidentiality; Non-Competition
    --------------------------------

          (a) Without written consent of the Company, Executive may not for a period of two years following the termination of his employment (regardless of the reason for the termination) engage in any computer or computer-related trade show enterprise which competes with the Company or any

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of its affiliates. If Executive's position with another company gives him responsibility for significantly all of the operations of that company or of a division of that company, including computer or computer-related competitive operations, such position will not violate this Section 6(a) if the annual revenues of those competitive operations combined constitute less than 5% of the total revenues under Executive's direction and are less than $40 million. This paragraph also shall not bar Executive from owning up to 5% of the outstanding securities of any publicly-held company. As used in this Agreement, the term "affiliate" of the Company means any partnership, firm, corporation or other entity which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

          (b) Executive shall keep secret and confidential and not use (except in connection with the business of the Company and its affiliates or pursuant to applicable law or court order) any information with respect to any confiden tial or non-public aspect of the business or affairs of the Company or any of its affiliates, including without limitation Ziff-Davis and SOFTBANK Corp. This obligation shall be in effect while Executive is employed by the Company and at all times after he ceases to be so employed, but it shall not apply at any time to information that is or becomes generally known to the public (other than through a breach of this Section 6(b)).

          (c) Without written consent of the Company, Executive shall not, for two years following the termination of his employment (regardless of the reason for the termination), employ or solicit the employment of any person who is at such time an employee of the Company or any of its affiliates or was such an employee at any time during the year prior to the termination of Executive's employment.

          (d) Executive acknowledges that the remedy at law for breach of his covenants under this Section 6 will be inadequate and, accordingly, in the event of any breach or threatened breach by Executive of the provisions of this
Section 6 the Company shall be entitled (without the necessity of showing economic loss or other actual damage), in addition to all other remedies (which shall include the termination of Executive's right to any payment under this Agreement), to seek an injunction restraining any such breach, without any bond or other security being required.

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Executive and the Company recognize and agree that the duration and scope for which the covenants not to compete and solicit set forth in this Section 6 are to be effective are reasonable. In the event that any court determines that the time period or the area, or both of them, are unreasonable and that such covenants are to that extent unenforceable, the parties hereto agree that the covenants shall remain in full force and effect for the greatest time period and in the greatest area that would not render them unenforceable.

          (e) In the event of a breach by Executive of any covenant under this
Section 6, Executive agrees that, notwithstanding anything to the contrary in this Agreement or any award of or letter agreement for any option to acquire common stock of Ziff-Davis or of SOFTBANK Corp., including the Pool Option and the Special Option, any such option that is at the time of such breach unexercised shall immediately terminate.

          (f)  In the event Executive's employment is terminated pursuant to
Section 5 and the Company defaults in its obligation to pay amounts provided in such Section, Executive shall not be bound by the provisions of paragraphs (a) and (c) of this Section 6.

          (g) In the event Executive's employment is terminated for any reason, the Company will consent to his employment by (i) any company owned or controlled by Sheldon G. Adelson provided it does not compete with the Company or any of its affiliates, or (ii) Worldwide Unlimited, Inc., a corporation owned and controlled by Judy Chudnofsky or her children, provided the total revenues from operations competing with the Company or any of its affiliates do not exceed $10 million.

7.   Successors; Binding Agreement
     -----------------------------

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolida tion or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

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          (b)  This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.  Notices
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          For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to Executive:

               Mr. Jason E. Chudnofsky
               42 Cranberry Lane
               Needham, Massachusetts 02192

          with a copy to:

               Paul G. Roberts, Esq.
               Abrams, Roberts, Klickstein & Levy
               265 Franklin Street
               Boston, Massachusetts 02110

          If to the Company:

               ZD COMDEX and Forums Inc.
               300 First Avenue
               Needham, Massachusetts 02194

               Attn: Corporate Secretary

with copies to:

               Ziff-Davis Inc.
               One Park Avenue
               New York, NY 10011

               Attn:  Chairman and

               Attn:  Corporate Secretary

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or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.   Modification; Waiver
     --------------------

          No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Chairman of Ziff-Davis. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

10.  Entire Agreement
     ----------------

          This Agreement and the related documents referred to herein set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein (including the Employment Agreement, dated as of April 1, 1995, between SOFTBANK COMDEX Inc. and Executive) is hereby terminated and cancelled.

11.  Validity
     --------

          The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.  Governing Law
     -------------

          This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts. Subject to the provisions of
Section 13, each

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of the parties consents to personal jurisdiction in any action brought in any court in Boston, Massachusetts having subject matter jurisdiction over matters arising under this Agreement.

13.  Arbitration
     -----------

          Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court in Boston or any court elsewhere having jurisdiction over the party against whom the judgment is entered.

          Nothing in this Section 13 shall prevent the Company from seeking injunctive relief in any court in Boston or any other court having jurisdiction over Executive for any breach or threatened breach of this Agreement, including, without limitation, the provisions of Section 6.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                              ZD COMDEX AND FORUMS INC.



                              By:______________________




                                 ______________________
                                 Jason E. Chudnofsky

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